Contacts:	Rob Capps, Co-CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar Dennard Lascar Associates 713-529-6600

MITCHAM INDUSTRIES REPORTS FISCAL 2017
FOURTH QUARTER AND FULL YEAR RESULTS

HUNTSVILLE, TX – April 5, 2017 – Mitcham Industries, Inc. (NASDAQ: MIND) (“the Company”) today announced financial results for its fiscal 2017 fourth quarter and full year ended January 31, 2017.

Total revenues for the fourth quarter of fiscal 2017 were $12.5 million compared to $11.4 million in the fourth quarter of fiscal 2016. Revenues from the Equipment Manufacturing and Sales segment increased slightly to $6.9 million in the fourth quarter, compared to $6.8 million in the same period last year. Revenues from the Equipment Leasing segment were $5.7 million in the fourth quarter compared to $4.6 million in the same period last year. The Company reported a net loss available to common shareholders of $10.0 million, or $(0.83) per share, in the fourth quarter of fiscal 2017 compared to a net loss of $26.8 million, or $(2.23) per share, in the fourth quarter of fiscal 2016.

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation, certain non-recurring contract settlement costs, non-cash costs of lease pool equipment sales, impairment of intangible assets and non-cash foreign exchange gains and losses) for the fourth quarter of fiscal 2017 was $2.6 million compared to $0.6 million in the same period last year. For the full fiscal year 2017 Adjusted EBITDA amounted to $3.6 million. Adjusted EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net loss and cash provided by operating activities in the accompanying financial tables.

Rob Capps, Mitcham’s co-Chief Executive Officer, stated, “While this was clearly a very challenging year, as our revenues declined 21% during fiscal 2017 compared to the prior year, we believe we made considerable progress in re-positioning our Company to be a more significant player in the marine industry and decreasing our exposure to oil and gas exploration activities. We are pleased to have significantly grown our equipment manufacturing and sales backlog to approximately $12.5 million as of January 31, 2017 from $8.7 million a year ago and have recently paid off all of our bank debt.

“Reviewing the financial results for fiscal 2017, the Equipment Manufacturing and Sales segment revenues were essentially flat year-over-year, which is below our expectation. This was primarily due to a delay in a number of orders that we had anticipated in the second half of the year.

“As you may recall, we recently introduced our next generation of sonar products to meet the needs of an increasing number of customers. As is often the case with new product launches, we did encounter some difficulties and delays that caused us to miss our originally projected shipment schedules. Some customers delayed orders waiting for these issues to be resolved. We believe these issues have now been resolved and we are returning to our expected delivery schedules.

“Due to the more stable nature of the non-oil and gas related contracts within our equipment and manufacturing business, we believe we now have greater visibility on our business than we have had historically. Based on our current backlog, which is nearly 50% greater than it was a year ago, and the many opportunities available worldwide, we are anticipating much stronger results in the equipment and manufacturing business for this current fiscal year, led by the aforementioned improved visibility into oceanographic, hydrographic and military opportunities. These opportunities are largely from government entities. We are not only seeing a greater number of opportunities as we continue to penetrate new markets and add new customers, but we are also seeing the scope of some of these projects become larger as well.

“While becoming a smaller piece of the overall company, our seismic equipment rental business remains an important part of Mitcham, and one that we see starting to recover from the significant downturn of the last two years. Land and marine seismic exploration activity continues to be suppressed from historical levels throughout both hemispheres, with a significant excess supply of equipment overhanging the market. However, the trend of increased bid and inquiry activity that we saw in the back half of fiscal 2017 appears to be continuing. Accordingly, we are cautiously optimistic that leasing activity will increase slowly during fiscal 2018.

“Cash flow from operating activities was about $3.2 million for fiscal year 2017 and as of April 5, 2017, we have no bank debt on our balance sheet, having recently repaid all outstanding debt under our credit facilities. Despite the major downturn that we have experienced over the past two years, we have been able to generate cash, repay debt and strengthen our capital structure.

“As we move through fiscal 2018, we expect continued slow improvement in our leasing business, but see a number of exciting opportunities for our manufacturing business. Our transformation from being solely dependent on the cyclical energy industry to pursuing opportunities in the hydrographic, oceanographic, environmental, and defense industries has not only enabled us to survive the downturn, but also leverage our engineering and manufacturing strengths and broad geographic footprint to build business that was previously unavailable to us.

“Our strategic intent going forward is to continue to diversify our sales away from sole dependence on the oil and gas industry. This will be done primarily by expanding our equipment and manufacturing business, both organically and through acquisitions, to gain a greater foothold in the global marine industry. Based on these factors, the picture has become one of greater optimism, not in small part due to our strategic repositioning of the Company as well as improved stability in the oil and gas markets.”

FISCAL 2017 FOURTH QUARTER RESULTS

Revenue improvement this quarter was mainly driven by a large increase in lease pool sales compared to the same quarter a year ago. Equipment and manufacturing revenues increased 2% year-over-year, while equipment leasing revenues, excluding lease pool equipment sales, decreased 37% from the fourth quarter 2016. Total revenues for the fourth quarter of fiscal 2017 were $12.5 million compared to $11.4 million in the same period last year. A significant portion of our revenues is typically generated from geographic areas outside the United States. The percentage of revenues from international customers was approximately 93% in the fourth quarter of fiscal 2017 compared to approximately 91% in last year’s fourth fiscal quarter.

Equipment manufacturing and sales increased to $6.9 million in the fourth quarter of fiscal 2017 compared to $6.8 million in last year’s fourth quarter. The fourth quarter sales consisted of approximately $4.4 million of Seamap equipment, $1.7 million from Klein (including $0.8 million of intra-segment sales) and $1.5 million by SAP.

Equipment leasing revenues for the fourth quarter of fiscal 2017, excluding lease pool equipment sales, were $2.3 million compared to $3.7 million in the same period last year. The year-over-year decrease in fourth quarter equipment leasing revenues was primarily driven by a reduction in exploration activity due to low commodities prices.

Lease pool and other equipment sales were $3.3 million in the fourth quarter of fiscal 2017, compared to $0.9 million in the fourth quarter a year ago.

Lease pool depreciation expense in the fourth quarter of fiscal 2017 decreased to $5.8 million from $7.0 million in the same period a year ago, due to the reduction in lease pool purchases and sales of lease pool equipment in fiscal 2016 and 2017.

General and administrative expenses increased to $4.9 million in the fourth quarter of fiscal 2017 versus $4.7 million in the fourth quarter of fiscal 2016, due to the effect of the Klein acquisition partially offset by the cost reduction efforts implemented previously.

FISCAL 2017 RESULTS

Total revenues for fiscal 2017 were $41.0 million compared to $51.8 million in fiscal 2016. Equipment manufacturing and sales in fiscal 2017 were $25.1 million compared to $25.2 million in fiscal 2016. Equipment leasing revenues, excluding lease pool equipment sales, were $10.2 million in fiscal 2017 compared to $23.7 million a year ago. Lease pool and other equipment sales in fiscal 2017 were $5.8 million versus $2.9 million in fiscal 2016.

General and administrative expense increased to $20.7 million in fiscal 2017 from $19.0 million in fiscal 2016 due to the Klein acquisition, which was partially offset by the cost reduction efforts implemented during fiscal 2015 and 2016. The net loss available to common shareholders for fiscal 2017 was $33.6 million, or $(2.79) per share, compared to net a loss of $38.7 million, or $(3.22) per share in fiscal 2016. Adjusted EBITDA in fiscal 2017 was $3.6 million compared to $13.7 million in fiscal 2016.

CONFERENCE CALL

We have scheduled a conference call for Thursday, April 6, 2017 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss our fiscal 2017 fourth quarter and full year results. To access the call, please dial (412) 902-0030 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging onto the site and clicking “Investor Relations.” A telephonic replay of the conference call will be available through April 20, 2017 and may be accessed by calling (201) 612-7415 and using passcode 13657400#. A webcast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard Lascar Associates (713) 529-6600 or email dwashburn@dennardlascar.com.

About Mitcham Industries

Mitcham Industries, Inc. provides equipment to the geophysical, oceanographic and hydrographic industries. Headquartered in Huntsville, Texas, Mitcham has a global presence with operating locations in Salem, New Hampshire; Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Bogota, Colombia and the United Kingdom. Mitcham’s worldwide Equipment Manufacturing and Sales Segment includes its Seamap business, which designs, manufactures and sells specialized marine seismic equipment and Klein Marine Systems, Inc. which develops, manufactures and sells high performance side scan sonar systems. Through its Leasing Segment, Mitcham believes it is the largest independent provider of exploration equipment to the seismic industry.

Certain statements and information in this press release concerning results for the quarter ended January 31, 2017 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publically update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Tables to Follow

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	January 31, 2017	January 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$2,902	$3,769
Restricted cash	609	—
Accounts and contracts receivable, net of allowance for doubtful accounts of $3,716 and $3,633 at January 31, 2017 and January 31, 2016, respectively	15,830	21,963
Inventories, net	11,960	12,944
Prepaid income taxes	1,565	2,523
Prepaid expenses and other current assets	2,193	1,685

Total current assets	35,059	42,884
Seismic equipment lease pool and property and equipment, net	43,838	73,516
Intangible assets, net	9,012	10,466
Goodwill	3,997	4,155
Deferred tax asset	-	586
Long-term receivables, net of allowance for doubtful accounts of $2,188 at January 31, 2017 and January 31, 2016	2,780	2,784
Other assets	28	368

Total assets	$94,714	$134,759

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,929	$3,543
Current maturities – long-term debt	6,371	3,218
Deferred revenue	651	326
Accrued expenses and other current liabilities	4,514	5,369

Total current liabilities	13,465	12,456
Deferred tax liability	317	—
Long-term debt, net of current maturities	-	17,266

Total liabilities	13,782	29,722
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; 343 issued at January 31, 2017	7,294	—
Common stock $.01 par value; 20,000 shares authorized; 14,019 shares issued at January 31, 2017 and January 31, 2016	140	140
Additional paid-in capital	121,401	120,664
Treasury stock, at cost (1,929 and 1,928 shares at January 31, 2017 and 2016, respectively)	(16,858)	(16,854)
(Accumulated deficit) retained earnings	(20,451)	13,188
Accumulated other comprehensive loss	(10,594)	(12,101)

Total shareholders’ equity	80,932	105,037

Total liabilities and shareholders’ equity	$94,714	$134,759

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended January		For the Twelve Months
	31,		Ended January 31,
	2017	2016	2017	2016
Revenues:
Equipment manufacturing and sales	$6,865	$6,844	$25,058	$25,163
Equipment leasing	2,342	3,744	10,161	23,710
Lease pool and other equipment sales	3,341	854	5,780	2,946

Total revenues	12,548	11,442	40,999	51,819

Cost of sales:
Cost of equipment manufacturing and sales	3,509	3,573	13,571	13,376
Direct costs — equipment leasing	1,008	1,065	3,284	4,658
Direct costs — lease pool depreciation	5,777	7,002	25,753	29,462
Cost of lease pool and other equipment sales	4,923	823	5,805	1,654

Total cost of sales	15,217	12,463	48,413	49,150

Gross (loss) profit	(2,669)	(1,021)	(7,414)	2,669
Operating expenses:
General and administrative	4,949	4,747	20,727	18,966
Provision for doubtful accounts	750	1,001	750	2,201
Contract settlement	—	—	—	2,142
Impairment of intangible assets	—	3,609	—	3,609
Depreciation and amortization	542	643	2,399	2,511

Total operating expenses	6,241	10,000	23,876	29,429

Operating loss	(8,910)	(11,021)	(31,290)	(26,760)
Other income (expense):
Interest, net	(104)	(202)	(643)	(725)
Other, net	468	(940)	594	(274)

Total other income (expense)	364	(1,142)	(49)	(999)

Loss before income taxes	(8,546)	(12,163)	(31,339)	(27,759)
Provision for income taxes	(1,308)	(14,675)	(1,814)	(10,977)

Net loss	$(9,854)	$(26,838)	$(33,153)	$(38,736)
Preferred stock dividends	(192)	—	(486)	-

Net loss available to common shareholders	$(10,046)	$(26,838)	$(33,639)	$(38,736)
Net loss per common share:
Basic	$(0.83)	$(2.23)	$(2.79)	$(3.22)

Diluted	$(0.83)	$(2.23)	$(2.79)	$(3.22)

Shares used in computing net loss per common share:
Basic	12,077	12,059	12,070	12,041
Diluted	12,077	12,059	12,070	12,041

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Twelve Months
	Ended January 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(33,153)	$(38,736)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	28,275	32,111
Stock-based compensation	737	1,293
Impairment of intangible assets	—	3,609
Provision for doubtful accounts, net of charge offs	750	2,201
Provision for inventory obsolescence	75	407
Gross loss (profit) from sale of lease pool equipment	298	(1,384)
Deferred tax expense	934	10,309
Changes in working capital items:
Trade accounts and contracts receivable	7,345	(238)
Inventories	850	677
Income taxes receivable and payable	475	(1,716)
Accounts payable, accrued expenses, other current liabilities and deferred revenue	(2,189)	1,241
Prepaids and other current assets, net	(1,327)	4,807
Foreign exchange losses, net of gains	84	466

Net cash provided by operating activities	3,154	15,047

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(636)	(2,173)
Acquisition of businesses	—	(10,000)
Purchases of property and equipment	(283)	(336)
Sale of used lease pool equipment	5,331	2,240

Net cash provided by (used in) investing activities	4,412	(10,269)

Cash flows from financing activities:
Net payments on revolving line of credit	(10,900)	(2,600)
Payments on term loan and other borrowings	(3,217)	(3,217)
Net (purchases of ) proceeds from short term investments	—	182
Preferred stock offering	7,294	—
Preferred stock dividends	(486)	—
Purchase of treasury stock	(4)	(3)

Net cash used in financing activities	(7,313)	(5,638)
Effect of changes in foreign exchange rates on cash and cash equivalents	(511)	(546)

Net change in cash and cash equivalents	(258)	(1,406)
Cash and cash equivalents, beginning of year	3,769	5,175

Cash and cash equivalents, end of year	$3,511	$3,769

Mitcham Industries, Inc.

Reconciliation of Net Loss and Net Cash Provided by Operating Activities to EBITDA and
Adjusted EBITDA

For the Three Months Ended			For the Twelve Months Ended
January 31,			January 31,
2017		2016	2017	2016
	(in thousands)			(in thousands)
Reconciliation of Net loss to EBITDA and Adjusted EBITDA
Net loss	$(9,854)	$(26,838)	$(33,153)	$(38,736)
Interest expense, net	104	202	643	725
Depreciation and amortization	6,348	7,679	28,275	32,111
Impairment of intangible assets	—	3,609	—	3,609
Provision for income taxes	1,308	14,675	1,814	10,977

EBITDA (1)	(2,094)	(673)	(2,421)	8,686
Non-cash foreign exchange (gains) losses	(369)	715	(338)	1,057
Stock-based compensation (2)	150	208	737	1,293
Contract settlement (2)	—	—	—	1,781
Cost of lease pool sales	4,865	316	5,629	856

Adjusted EBITDA (1)	$2,552	$566	$3,607	$13,673

Reconciliation of Net cash (used in) provided by operating activities to EBITDA
Net cash (used in) provided by operating activities	$(533)	$1,148	$3,154	$15,047
Stock-based compensation	(150)	(208)	(737)	(1,293)
Provision for doubtful accounts	(750)	(1,001)	(750)	(2,201)
Inventory allowance	(10)	(273)	(75)	(407)
Changes in trade accounts, contracts and notes receivable	2,963	506	(7,345)	238
Interest paid	63	156	673	694
Taxes paid, net of refunds	(296)	115	409	1,520
Gross profit (loss) from sale of lease pool equipment	(1,122)	357	298	1,384
Changes in inventory	(379)	(1,659)	(850)	(677)
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	(2,053)	1,306	2,189	(1,241)
Changes in prepaid expenses and other current assets	436	(882)	1,329	(4,807)
Foreign exchange losses, net	297	(998)	(84)	(466)
Other	(560)	760	(632)	895

EBITDA (1)	$(2,094)	$(673)	$(2,421)	$8,686

(1)	EBITDA is defined as net income before (a) interest income and interest expense, (b) provision for (or benefit from) income taxes and (c) depreciation and amortization. Adjusted EBITDA excludes non-cash foreign exchange gains and losses, non-cash costs of lease pool equipment sales, certain non-recurring contract settlement costs, impairment of intangible assets and stock-based compensation. This definition of Adjusted EBITDA is consistent with the definition in the Credit Agreement. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity, and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The Credit Agreement contained financial covenants based on EBITDA or Adjusted EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

(2)	Non-recurring contract settlement costs of approximately $2.1 million include approximately $1.8 million of deferred cash payments and approximately $300,000 of stock based compensation.

Mitcham Industries, Inc.
Segment Operating Results
(in thousands)
(unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	January 31,			January 31,
	2017		2016	2017	2016
		(in thousands)			(in thousands)
Revenues:
Equipment manufacturing and sales		$6,871	$6,761	$25,100	$25,350
Equipment leasing		5,703	4,607	15,961	26,665
Inter-segment sales		(26)	74	(62)	(196)

Total revenues		12,548	11,442	40,999	51,819

Cost of sales:
Equipment manufacturing and sales		3,551	3,618	13,612	13,566
Equipment leasing		11,729	8,922	34,863	35,903
Inter-segment costs		(63)	(77)	(62)	(319)

Total cost of sales		15,217	12,463	48,413	49,150

Gross (loss) profit		(2,669)	(1,021)	(7,414)	2,669
Operating expenses:
General and administrative		4,949	4,747	20,727	18,966
Contract settlement	—		—	—	2,142
Impairment of intangible assets	—		3,609	—	3,609
Provision for doubtful accounts		750	1,001	750	2,201
Depreciation and amortization		542	643	2,399	2,511

Total operating expenses		6,241	10,000	23,876	29,429

Operating loss		$(8,910)	$(11,021)	$(31,290)	$(26,760)

Equipment Manufacturing and Sales Segment:
Seamap		$4,423	$4,938	$14,085	$22,302
Klein		1,745	527	8,207	533
SAP		1,533	1,296	4,786	2,521
Intra-segment sales		(830)	-	(1,978)	(6)

		6,871	6,761	25,100	25,350
Cost of sales:
Seamap		1,605	2,412	6,106	11,448
Klein		1,377	247	5,707	247
SAP		1,232	959	3,668	1,871
Intra-segment sales		(663)	-	(1,869)	-

		3,551	3,618	13,612	13,566

Gross profit		$3,320	$3,143	$11,488	$11,784

Gross profit margin		48%	46%	46%	46%

Equipment Leasing Segment:

Revenues:
Equipment leasing	$2,342	$3,753	$10,161	$23,719
Lease pool equipment sales	3,075	673	5,332	2,239
Other equipment sales	286	181	448	707

	5,703	4,607	15,941	26,665
Cost of sales:
Lease pool depreciation	5,777	7,034	25,753	29,591
Direct costs-equipment leasing	1,008	1,065	3,284	4,658
Cost of lease pool equipment sales	4,865	316	5,629	856
Cost of other equipment sales	79	507	177	798

	11,729	8,922	34,843	35,903

Gross loss	$(6,026)	$(4,315)	$(18,902)	$(9,238)

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